  Church & Dwight Co., Inc.

News Release

Contact:
Rick Dierker
VP, Corporate Finance
609-806-1900

Richard A. Dierker to be promoted to Church & Dwight Chief Financial Officer in 2016

EWING, NJ--(BUSINESS WIRE)—August 4, 2015--Church & Dwight Co., Inc. (NYSE:CHD) has announced that effective January 1, 2016, Richard A. Dierker will succeed Matthew Farrell as Executive Vice President Finance and Chief Financial Officer.  As previously announced, Mr. Farrell, currently Chief Operating Officer and Chief Financial Officer, will become Chief Executive Officer at that time.

Mr. Dierker joined Church & Dwight in 2009 and is currently Vice President, Corporate Finance, with day-to-day responsibility for most operations of the global finance function.  Since 2012, he has been responsible for Supply Chain Finance, Corporate Financial Planning & Analysis, and Investor Relations.   From 2009 to 2012, he led Supply Chain Finance as Operations Controller.  From 2008 to 2009, he held a senior financial management position at Alpharma, Inc., a leading international specialty pharmaceutical company. Prior to 2008, he held financial and business development management positions for Ingersoll-Rand Ltd, a major diversified industrial manufacturer. Mr. Dierker received his undergraduate degree in Finance from James Madison University and his MBA from the University of North Carolina, Chapel Hill.

James Craigie, Church & Dwight's Chairman & Chief Executive Officer, said, "We look forward to Rick joining our executive leadership team in January. Rick has a broad understanding of our business and has made major contributions to our success.  We look forward to his contributions to this Company's future growth."

“I am excited to step into this role.” Dierker said.  “Matt has built a great finance team, and we are well positioned to continue the company’s strong financial discipline and focus on driving shareholder value.”

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products, under the ARM & HAMMER brand name and other well-known trademarks.